Exhibit 10.2

THE RYLAND GROUP, INC.

PERFORMANCE AWARD PROGRAM

Established Pursuant to

THE RYLAND GROUP, INC. 2007 EQUITY INCENTIVE PLAN

AND ITS SUCCESSOR PLANS

Establishment

The Compensation Committee of the Board of Directors of The Ryland Group, Inc. (the “Corporation”), pursuant to its power and authority to establish programs for granting awards under the Corporation’s 2007 Equity Incentive Plan and its successor plans, as amended from time to time, including, if approved by stockholders, the 2008 Equity Incentive Plan (the “Incentive Plan”), establishes this Performance Award Program, as amended and restated (the “Award Program”) effective as of its date of approval.

Purpose and Type of Awards

The purpose of the Award Program is to provide for the granting of performance awards, in the form of common stock of the Corporation or stock units (as defined in the Incentive Plan), either alone or in combination with cash, as long-term incentives for participants to strive to influence the financial growth and success of the Corporation in a positive manner.  Performance awards may be granted upon achievement of specified performance objectives or which vest and/or become distributable upon such achievement.  Shares of common stock and stock units granted in connection with performance awards under this Award Program shall be issued under the Incentive Plan.

Administration

The Award Program shall be administered by the Compensation Committee of the Board of Directors of the Corporation or a subcommittee of the Compensation Committee composed of two or more “outside directors” as defined in Section 162(m) of the Internal Revenue Code and the regulations thereunder (the “Committee”).  The Committee shall interpret the Award Program and shall have the authority and duties set forth in the Award Program.  All determinations by the Committee shall be final and conclusive.

Eligibility

The Committee shall select the individuals who shall participate in and receive grants of performance awards under the Award Program.  All executive officers of the Corporation and its affiliated entities are  eligible to participate.

Granting of Performance Awards

The Committee shall determine the specific performance objectives and the period over which such performance objectives will be measured (the “Performance Period”) in connection with each performance award granted under the Award Program.

The Committee will determine and set forth in writing, not later than 90 days after the commencement of each Performance Period and in no event later than the point in time when 25 percent of the Performance Period has elapsed or the outcome of the performance objectives  is no longer substantially uncertain: (i) the officer or officers who will participate in the Award Program for that Performance Period, (ii) the nature and the amount (or the objective formula for determining the amount) of the performance award that will be earned if specified performance objectives are met, (iii) the applicable performance objectives, and (iv) any other objective terms and conditions that must be satisfied by the officer in order to earn the performance award.  The performance objectives are objective financial targets based upon the Corporation’s return on stockholders’ equity and/or net cash provided by operating activities as reflected in the Corporation’s financial statements.  The Committee, in its discretion, may decrease the amount of any performance award that is, or is to be, earned, but may not increase any performance award for a Performance Period after the performance objectives for that Performance Period have been established.

Distribution of Performance Awards

After the end of each Performance Period, the Committee shall determine whether, or the extent to which, the performance objectives and other terms and conditions have been met, and will certify in writing that the performance goals have been met prior to payment.  Performance awards shall be granted or vested in accordance with the formula and terms and conditions approved by the Committee at the beginning of the applicable Performance Period.

Miscellaneous

This Award Program is established pursuant to the Incentive Plan, the terms of which are incorporated herein by reference.  In the event of any conflict between the Award Program and the Incentive Plan, the terms of the Incentive Plan shall govern.

No single participant shall be eligible to receive more than 260,000 shares of common stock and/or stock units, in any combination, with respect to a Performance Period.  The maximum cash amount payable as a performance award in combination with any performance award distributable in common stock or stock units is the cash amount equal to the federal and state income and Medicare taxes, assuming highest marginal tax rates, associated with the distribution of the related common stock or stock units.

This Award Program shall be submitted to the Corporation’s stockholders for approval in accordance with Internal Revenue Code Section 162(m).

Stock units awarded (together with tax gross-up payments due in connection therewith) pursuant to an employment or other agreement between the Corporation and its Chief Executive Officer are granted pursuant to this Award Program.

No participant may assign the right to receive any performance award under this Award Program.  The Committee may approve distribution of any performance award which a disabled or deceased participant would have earned under this Award Program to the participant’s spouse or estate.

The Committee may amend or change this Award Program at any time and in any manner, and may terminate this Award Program at any time without obligation for payment of performance awards to participants for the Performance Period in which termination occurs.  This Award Program may not be amended or changed without stockholder approval if the amendment or change would limit the deductibility of performance awards paid or distributed pursuant to the Award Program under Internal Revenue Code Section 162(m).

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